                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2)

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                PACER TECHNOLOGY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                PACER TECHNOLOGY
                            9420 SANTA ANITA AVENUE,
                           RANCHO CUCAMONGA, CA 91730
                                 (909) 987-0550
                               FAX (909) 987-5298


                                                                October 23, 2000


Dear Shareholder:


     The Board of Directors joins us in extending to you a cordial invitation to attend the Annual Meeting of Shareholders of Pacer Technology, which will be held on Tuesday, November 21, 2000, at 9:00 A.M. Pacific Time, at the Hilton Hotel -- Ontario Airport, 700 North Haven Avenue, Ontario, California.



     The attached Notice of Annual Meeting and Proxy Statement describes in detail the matters to be acted on at the Annual Meeting. We also will be making a presentation about the developments that are taking place at Pacer, which we believe will result in improved financial performance beginning in the current fiscal year. Your participation in Company activities is important, and we hope you will attend.


     Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the enclosed proxy card in the accompanying postage-paid reply envelope so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

                                          Sincerely,


                                          E. T. Gravette, Jr.

                                          Chairman of the Board

                                          W. T. Nightingale, III
                                          President and Chief Executive Officer

                                PACER TECHNOLOGY
                            9420 SANTA ANITA AVENUE
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                                 (909) 987-0550
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 21, 2000

To the Shareholders of Pacer Technology:

     The Annual Meeting of Shareholders of Pacer Technology (the "Company") will be held at the Hilton Hotel, Ontario Airport, 700 North Haven Avenue, Ontario, California, at 9:00 A.M. Pacific Time, on Tuesday, November 21, 2000, for the following purposes:

          1. To elect the following nominees to serve as directors of the Company for a term of one year or until their successors are elected and qualify: Ellis T. Gravette Jr., Carl E. Hathaway, John G. Hockin II, W. T. Nightingale, III, and Larry K. Reynolds.

          2. To approve an Amendment of the Articles of Incorporation to effectuate one of the following alternative reverse stock splits of Pacer's outstanding shares: (i) a 1-for-3 reverse stock split; (ii) a 1-for-4 reverse stock split; or (iii) a 1-for-5 reverse stock split, with the Board of Directors having the authority to determine which of these reverse stock splits to effectuate.


          3. To consider and act upon such other matters as may properly come before the meeting or at any adjournments or postponements thereof.


     Details relating to these matters are set forth in the attached Proxy Statement. All shareholders of record of as of the close of business on September 25, 2000 will be entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.


     If you will not be attending the Annual Meeting, there are two ways to vote your Proxy: BY THE INTERNET OR BY MAIL. Instructions for voting over the Internet are contained in the accompanying Proxy Statement and on the Proxy Card. To be counted, votes submitted over the Internet must be received by no later than 12:00 Noon Central Time, on Monday, November 20, 2000.



     YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please vote, either over the Internet or by signing the enclosed Proxy Card and returning it promptly in the enclosed envelope. It requires no stamp if mailed in the United States.



     RETURNING THE ENCLOSED PROXY OR VOTING OVER THE INTERNET WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, BUT WILL INSURE THAT YOUR VOTE IS COUNTED IF YOU ARE NOT ABLE TO ATTEND.


                                          By Order of the Board of Directors:

                                          W. T. Nightingale, III
                                          President & Chief Executive Officer

Rancho Cucamonga, California

October 23, 2000

                                PACER TECHNOLOGY
                            9420 SANTA ANITA AVENUE
                       RANCHO CUCAMONGA, CALIFORNIA 91730
                                 (909) 987-0550

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 21, 2000
                            ------------------------

                                  INTRODUCTION


     This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Pacer Technology, a California corporation (the "Company" or "Pacer"), for use at its 2000 Annual Meeting of Shareholders to be held on Tuesday, November 21, 2000, at 9:00 A.M., at the Hilton Hotel -- Ontario Airport, 700 North Haven Avenue, Ontario, California, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about October 23, 2000.



                               VOTING YOUR SHARES



     You may vote your shares in any of the following ways:



     - BY MAIL. If you choose to vote by mail, please complete, sign and return your proxy card in the enclosed pre-addressed postage prepaid envelope in sufficient time to arrive by November 20, 2000.



     - OVER THE INTERNET. You may vote your shares at any time, 7 days a week, 24 hours per day, over the Internet. The Internet Web site address for voting is: www.eproxy.com/ptch. Have your proxy card in hand when you access this Web site because you will be prompted and will need to enter a 3-digit Company Number and your 7-digit Control Number, both of which are located on your proxy card, in order to create and register your vote on an electronic ballot. TO BE COUNTED, YOU MUST TRANSMIT YOUR VOTE OVER THE INTERNET BY NO LATER THAN 12 NOON CENTRAL TIME (2:00 P.M. PACIFIC
       TIME) ON MONDAY, NOVEMBER 20, 2000. There may be costs associated with voting via the Internet, such as Internet access charges from Internet service providers and telephone companies.



     - ATTEND THE MEETING AND VOTE IN PERSON. You may attend the Annual Meeting and vote in person, even if you have previously voted by mailing your proxy card or voting over the Internet. If you attend and vote at the Annual Meeting, that vote will supersede any earlier vote that you may have submitted.



     Any shareholder who executes and returns a proxy or votes his or her shares over the Internet retains the right to revoke that vote at any time before the Annual Meeting is held. You may revoke or supersede your proxy by (i) signing and returning a proxy with a later date, or by giving written notice of revocation, to the Secretary of the Company, 9420 Santa Anita Avenue, Rancho Cucamonga, California 91730, prior to or at the Meeting, (ii) re-voting your shares via the Internet, prior to the Meeting, or (iii) attending the Annual Meeting and voting in person. A proxy, when returned by mail or transmitted over the Internet, and not later revoked, will be voted in accordance with the instructions given in the proxy. If you do not specify a choice in the proxy, your proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement and "For" the Reverse Stock Split Proposal (Proposal Two).

                               VOTING SECURITIES

     The shares of common stock constitute the only outstanding class of voting securities of the Company. Only the shareholders of the Company of record as of the close of business on September 25, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of September 25, 2000, there were 16,515,025 shares of common stock outstanding and entitled to vote. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Shareholders who withhold authority to vote on the election of directors or abstain on any proposal, and broker non-votes, will be counted in determining the presence of a quorum. You are entitled to one vote for each share held as of the Record Date, except that in the election of directors you may cumulate your votes and give any one nominee a number of votes equal to the number of directors to be elected (which is five) multiplied by the number of shares which you are entitled to vote at the meeting, or to distribute the votes on the same principle among as many candidates as you choose, if (i) the name of the candidate for whom such votes are cast has been properly placed in nomination prior to the voting, and (ii) any shareholder has given notice at the Annual Meeting prior to voting of such shareholder's intention to cumulate votes in the election of directors.

                                  SOLICITATION

     We will pay the costs of soliciting proxies from our shareholders, and plan on soliciting proxies by mail. In order to ensure adequate representation at the Annual Meeting, Pacer's directors, officers and employees (who will not receive any additional compensation therefor) may communicate with shareholders, brokerage houses and others by telephone, telegraph or in person, to request that proxies be furnished. We will reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the Company's shares.

          PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF SHARES BY MANAGEMENT

     Set forth below is certain information as of September 25, 2000 regarding the number of shares of the Company's common stock owned by (i) each person who we know owns more than 5% of Pacer's outstanding shares, (ii) each nominee for election to the Board, (iii) each of Pacer's executive officers named in the Summary Compensation Table below (the "Named Officers"), and (iv) all of Pacer's directors and executive officers as a group.


                                                       AMOUNT AND
                                                        NATURE OF
              NAME AND ADDRESS(1)                BENEFICIAL OWNERSHIP(2)       PERCENT OF CLASS
              -------------------                -----------------------       ----------------
John G. Hockin II..............................         1,906,041(3)(4)              10.7%
W. T. Nightingale III..........................           571,000(3)                  3.4%
Carl E. Hathaway...............................           200,000(3)                  1.2%
Larry K. Reynolds..............................           146,713(3)(5)                 *
E. T. Gravette, Jr. ...........................           481,500(3)                  2.9%
Roger R. Vanderlaan............................            55,000(3)                    *
Laurence R. Huff...............................            35,000(3)                    *
James F. Gallagher.............................           250,000(3)                  1.5%
All Directors and Executive Officers of the
  Company as a group (8 in number).............         3,645,254(6)                 19.4%


---------------
 *  Less than 1%

(1) The address of each of the individuals named in this table is the Company's address.

(2) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares of Common Stock shown.

(3) Includes shares subject to outstanding stock options exercisable during the 60-day period ending November 24, 2000, as follows: Dr. Hockin -- 1,300,000 shares; Mr. Nightingale -- 400,000 shares; Mr. Hathaway -- 100,000 shares; Mr. Reynolds -- 100,000 shares; Mr. Gravette -- 100,000 shares; Mr. Vanderlaan -- 50,000 shares; Mr. Huff -- 10,000 shares; and James F. Gallagher -- 250,000 shares.

(4) Includes 606,041 shares held in an employee benefit trust of which Dr. Hockin is the sole trustee. Dr. Hockin disclaims beneficial ownership of these shares.

(5) Includes 46,713 shares held in an employee benefit trust of which Mr. Reynolds is a co-trustee and as to which he shares voting power.


(6) Includes a total of 2,310,000 shares subject to outstanding options exercisable during the 60-day period ending November 24, 2000.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS


     At the Annual Meeting, shareholders will vote on the election of five directors to serve on the Board of Directors for a term of one year ending on the date of the 2001 Annual Meeting of Shareholders. The Board of Directors will vote all proxies received by them "FOR" the election of all five nominees named below, unless a contrary instruction is given in the proxy. All of the nominees named below are incumbent directors of the Company that were elected by the shareholders, except for Ellis T. Gravette, Jr., who was appointed to the Board by unanimous vote of the other Directors in February 2000. All of the nominees have consented to serve, if elected.


     Under California law, the five nominees receiving the highest number of votes will be elected as directors at the Annual Meeting. As a result, proxies voted to "Withhold Authority," which will be counted, and broker non-votes, which will not be counted, will have no practical effect. The Board of Directors is soliciting discretionary authority to cumulate votes represented by proxies in the event nominations are made in opposition to the nominees of the Board of Directors. In such event, the proxy holders intend to cumulate votes represented by proxies and to cast such votes among the nominees named below in such proportions as the Board of Directors deems appropriate in order to assure the election of as many of the nominees named below as possible.

     If any nominee becomes unavailable to serve on the Board of Directors of the Company for any reason before the election, then the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.


     The names and certain information concerning the nominees are set forth below. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THOSE NOMINEES.


DIRECTORS AND NOMINEES

            NAME AND AGE               DIRECTOR SINCE                 POSITIONS WITH PACER
            ------------               --------------                 --------------------
Ellis T. Gravette, Jr., 74...........       2000        Chairman of the Board and Director
Carl E. Hathaway, 66.................       1985        Director
John G. Hockin II, 56................       1984        Director
W. T. Nightingale, III, 46...........       1999        President, Chief Executive Officer and a Director
Larry K. Reynolds, 56................       1995        Director

     Ellis T. Gravette, Jr. Mr. Gravette became a member of the Board of Directors on February 1, 2000 and was elected Chairman of the Board on March 24, 2000. Mr. Gravette is currently a private investor. Mr. Gravette served as the Chairman and Chief Executive Officer of the Turner Corporation, a New York Stock Exchange listed company and one of the largest construction contractors in the United States, from 1996 to 1999, when that company as acquired by another corporation. From 1986 to 1996, Mr. Gravette was President of Ardath Associates, Inc., and from 1981 to 1986 he served as Chairman of the Board and Chief Executive Officer of The Bowery Savings Bank. Mr. Gravette is currently a Director of MidFirst Bank, SSB.

     Carl E. Hathaway. Mr. Hathaway has been president of Hathaway & Associates, Ltd., a financial consulting firm, since 1981.

     John G. Hockin II. Dr. Hockin is a dentist who specializes in, and for more than the past five years has been engaged in the private practice of, endodontics. Dr. Hockin served as Chairman of the Board of Directors of Pacer from 1984 to 2000.

     W. T. Nightingale, III. Mr. Nightingale has served as President and Chief Executive Officer of Pacer since June 1999. For more than the prior 20 years, Mr. Nightingale held various officer level and management positions with Pacer, including Vice President of Marketing and Vice President of Manufacturing. He holds an MBA and a Bachelors degree in Economics.

     Larry K. Reynolds. Mr. Reynolds is and for more than the past five years has been engaged in the private practice of law, as a senior partner of the law firm of Reynolds & Jensen LLP, in Riverside, California, which provided legal services to the Company in fiscal 2000 and is expected to provide similar services to the Company in the current fiscal year.

     There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS OF THE BOARD OF DIRECTORS


     The Board of Directors of the Company held 13 meetings during the year ended June 30, 2000. Each incumbent Director attended at least 75% of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served during his term of office in that fiscal year.


COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors of the Company has established an Audit Committee that is comprised of three directors selected by the Board of Directors. The current members of the Audit Committee are Ellis T. Gravette, Jr., Carl E. Hathaway and John G. Hockin, II. The Audit Committee is authorized to deal with all matters which it deems appropriate regarding the review and audit of Pacer's financial statements and Pacer's accounting and internal controls systems, including the scope of the annual audit and the accounting methods and systems utilized by Pacer, in consultation with Pacer's independent public accountants who report directly to the Audit Committee with respect to such matters. The Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the independent accountants for the Company. The Audit Committee held one meeting during the year ended June 30, 2000.



     The Board of Directors, as a whole, serves as and performs the functions of the Compensation Committee. It adopts executive remuneration policies of the Company and makes determinations with respect to the compensation to be paid to Pacer's officers and with respect to the establishment of employee benefit programs for Pacer's employees. The Board held one meeting during the year ended June 30, 2000 which focused solely on compensation issues. However, the Board periodically considers and makes decisions with respect to increases in or adjustments to the compensation of officers and other key management employees at regular Board meetings. Mr. Nightingale, who is both the President and a director of the Company, does not participate in the deliberations of or in voting by the Board with respect to his compensation and benefits.


     The Board of Directors, as a whole, also serves as and performs the function of the Nominating Committee, which identifies and screens candidates for membership on the Board of Directors of the Company. Shareholders desiring the Board to consider candidates for election to the Board should send information, in writing, addressed to the Secretary of the Company at its offices, 9420 Santa Anita Avenue, Rancho Cucamonga, California 91730, regarding the identities of those candidates, their ages, their occupational history and, if known, their ownership of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon information made available to the Company, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors, officers and any persons holding 10 percent or more of the Company's common stock were satisfied with respect to the Company's fiscal year ended June 30, 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS


     The following table sets forth compensation received for the three fiscal years ended June 30, 2000 by the Company's executive officers whose cash compensation exceeded $100,000 (the "Named Officers").


                           SUMMARY COMPENSATION TABLE


                                                                          LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                            ANNUAL COMPENSATION         -------------
                                      -------------------------------   STOCK OPTIONS      ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR   SALARY($)    BONUS($)(1)    (SHARES)(#)    COMPENSATION(2)
    ---------------------------       ----   ---------    -----------   -------------   ---------------
W. T. Nightingale III...............  2000   $161,929(2)   $      0             0           $4,280
  President and                       1999    134,695(2)          0             0            3,630
  Chief Executive Officer(3)          1998    130,630(2)          0             0            2,724

Roger R. Vanderlaan.................  2000   $127,000             0             0           $1,155
  Vice President of Operations(4)     1999     37,500             0        50,000              385

Laurence R. Huff....................  2000   $ 82,788             0        35,000           $  770
  Vice President and
  Chief Financial Officer(5)

James F. Gallagher..................  2000   $169,482             0             0           $4,305
  Vice President(6)                   1999    147,517             0             0            4,018
                                      1998    129,064             0             0            3,787


---------------

(1) For each of the periods presented, the Board of Directors established annual incentive compensation programs for management employees of the Company, including the Company's executive officers, which provided for payment of bonuses based on the extent to which the Company achieved or exceeded certain performance goals. As indicated, no bonuses were awarded under these programs to the Named Officers.


(2) All Other Compensation, in the case of Messrs. Nightingale and Gallagher, consisted of contributions by the Company to their respective Qualified Tax-Deferred Savings Plan accounts and group life insurance premiums paid by Pacer and, in the case of Messrs. Vanderlaan and Huff, consisted of group life insurance premiums paid by Pacer.

(3) Mr. Nightingale was appointed President and Chief Executive Officer in June 1999. Prior to that appointment, he served as a Vice President of the Company.

(4) Mr. Vanderlaan joined Pacer in March 1999 and became the Chief Operations Officer in June 1999.

(5) Mr. Huff joined the Company as Vice President and Chief Financial Officer in September 1999, at an annual salary of $105,000 per year.

(6) Mr. Gallagher's employment with Pacer terminated in October 2000.

STOCK OPTIONS


     Mr. Huff was the only Named Officer to whom options were granted in the fiscal year ended June 30, 2000. The following table provides information regarding those stock options.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                             POTENTIAL
                                                                                        REALIZABLE VALUE OF
                                                                                         OPTIONS AT ASSUMED
                                               PERCENT OF                                   ANNUAL RATES
                                 NUMBER OF    TOTAL OPTIONS                                OF STOCK PRICE
                                 SECURITIES    GRANTED TO                                 APPRECIATION FOR
                                 UNDERLYING   ALL EMPLOYEES   EXERCISE                     OPTION TERM(3)
                                  OPTIONS       IN FISCAL       PRICE     EXPIRATION    --------------------
             NAME                 GRANTED        2000(1)      ($/SHARE)    DATES(2)        5%         10%
             ----                ----------   -------------   ---------   ----------    --------    --------
Laurence R. Huff...............    35,000         29.5%         $0.98       2009        $55,872     $88,865


---------------

(1) Inclusive of the options granted to Mr. Huff, options to purchase an aggregate of 135,000 shares were granted in fiscal 2000.



(2) Shares become exercisable in three annual installments of 10,000 shares on September 13, 2000 and 2001, respectively, and 15,000 shares on September 13, 2002.



(3) There is no assurance that the values that may be realized by Mr. Huff on exercise of his options will be at or near the value estimated in the table, which utilizes compounded rates of growth of Pacer's stock price, mandated by Securities and Exchange Commission, of 5% and 10% per year.


                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth, as of June 30, 2000, the number of exercisable and unexercisable options held by each of the Named Officers, none of whom exercised any options during the fiscal year ended June 30, 2000.

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED
                                                      OPTIONS AT YEAR END 1999(#)
                                                      ----------------------------
                        NAME                          EXERCISABLE    UNEXERCISABLE
                        ----                          -----------    -------------
W. T. Nightingale, III..............................    450,000               0
Roger R. Vanderlaan.................................     50,000               0
Laurence R. Huff....................................     10,000          25,000
James F. Gallagher..................................    250,000               0

     As of June 30, 2000, 350,000 of the options shown in the table were "in-the-money" options, all of which were held by Mr. Nightingale. As of that date, those options had an aggregate value of $54,250, which was calculated using the closing per share price of the Company's shares on the NASDAQ SmallCap Market on June 30, 2000, which was $0.875, and the exercise price of those options.

DIRECTORS' FEES

     During fiscal 2000, the Company paid each non-employee Director $500 per month in directors' fees for services and attendance at Board and committee meetings.

CERTAIN TRANSACTIONS


     During the fiscal year ended June 30, 2000, the Company paid fees totaling $151,000 to Reynolds & Jensen LLP, for legal services rendered by that firm to the Company. Mr. Reynolds, a director and secretary of the Company, is a partner of that law firm. The terms of the Company's engagement of Reynolds & Jensen LLP, including the fees payable for its legal services, were approved by the disinterested members of the Board of Directors, which concluded that such terms were at least as fair to the Company as could have been obtained from unaffiliated law firms.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors, as a whole, serves as and performs the functions of a Compensation Committee. Mr. Nightingale, a member of the Board of Directors, also is Pacer's President and Chief Executive Officer. The Board believes that Mr. Nightingale's participation in management compensation decisions is important, because he is most knowledgeable with respect to the performance of members of management. However, Mr. Nightingale does not participate in the deliberations of the Board with respect to his compensation and benefits. Mr. Reynolds, a director of the Company, is a partner in the law firm of Reynolds & Jensen, LLP, which has performed legal services in the past and is expected to perform legal services in the future for the Company. He also serves as Secretary of the Company, a position for which he receives no compensation.

                         COMPENSATION COMMITTEE REPORT

INTRODUCTION

     The Board of Directors, in performing the functions of a Compensation Committee, reviews and determines the cash and equity compensation for the Company's Chief Executive Officer and other senior executives. Cash compensation is comprised of salary and bonus, and equity compensation has been comprised of stock options. The Board of Directors generally holds a meeting early in the fiscal year devoted exclusively to compensation matters. However, as a general matter, the performance of each executive is reviewed, and a decision regarding an adjustment to the executive's salary is made annually, at the Board meeting held closest to the anniversary of his or her hiring date or the date he or she was appointed to his or her current position.

COMPENSATION PHILOSOPHY

     The level of compensation that is paid to executives of the Company is based on both Company and individual performance. Company performance is judged based upon both the results for the immediately preceding fiscal year and, very importantly, on the Company's performance over the longer term. Individual performance is measured based on an evaluation of the executive officer's particular responsibilities, his performance in relation to specific goals established in the prior year or years, and his or her general management skills.

COMPENSATION PROGRAM

     Pacer has a comprehensive compensation program which consists of task compensation, both fixed and variable, and, if the situation warrants, equity based compensation. The principal elements of this program, which are intended to attract, retain, motivate and reward executives who are expected to manage both the short-term and long-term successes of the Company, are the following:

     Salary. The base salary component of an executive's compensation is intended to reward the executive for normal levels of performance, as opposed to the bonus component which is intended to compensate for performance exceeding expected levels. When reviewing base salaries, the Board considers the following factors: (i) individual performance, (ii) Company performance and the extent to which the executive contributed to that performance, and (iii) the executive's level of responsibility and prior experience. Also considered in the evaluation is the potential that a competitor of the Company may attempt to hire away a key executive employee from the Company. As a result, the Board also reviews published information regarding the compensation of executives at companies comparable to that of the Company to ascertain whether or not Company's compensation rates are both competitive and reasonable. Lastly, the CEO's evaluation of the performance and his recommendation regarding the compensation of other key executives is also considered.

     Bonus Compensation. Based on the quality of the Company's financial performance over time and over the immediately preceding year, as well as the qualitative performance of each individual executive, the Board determines whether a cash bonus should be awarded to an executive and, if so, also the amount of the bonus to be award. The recommendation of the CEO is also considered in determining the amount of any recommended bonus.


     Stock Options. In order to align the financial interests of senior executives with those of the shareholders, the Board of Directors grants stock options to its executives on a periodic basis. Options are granted with an exercise price equal to the market value of the Company's shares on the date of grant. Since the financial reward provided by stock options will be dependent on appreciation in the market value of the Company's shares, stock options effectively reward executives only for performance that results in improved market performance of the Company's stock, which directly benefits all shareholders. Generally, the number of shares included in each stock option grant is determined based on an evaluation of the executive's importance to the future performance of the Company, as well as his or her past performance. As a result, as a general rule, the more senior the executive, the greater the number of option shares that are awarded. In most instances options are granted on terms that provide that they will become exercisable (or "vest") in annual or other periodic installments (such as, for example, 20% per year over five years), so that if an executive's employment is terminated prior to the full vesting of the options, whether by the Company or by the executive, the unvested portion terminates automatically, thereby creating an incentive for the executive to remain in the Company's employ for at least the vesting period.



     Compensation Paid to the Chief Executive. The Board of Directors met, without Mr. Nightingale participating, to determine his compensation as the Company's CEO compensation for the fiscal year ended June 30, 2000. That determination was made on the basis of the policies and principles described above. Mr. Nightingale's salary was increased late in fiscal 1999 in conjunction with his promotion to President and Chief Executive Officer. The increase in the dollar amount of the salary paid to him in fiscal 2000 reflects a full year of that salary increase.


                                          E. T. Gravette, Jr.
                                          Carl Hathaway
                                          John G. Hockin, II
                                          Larry K. Reynolds
                                          W. T. Nightingale, III

     Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report and the Performance Graph on the following page shall not be incorporated by reference into any such filings.

                              COMPANY PERFORMANCE



     The following graph sets forth a five year comparison of cumulative total returns on investment for the Company, the S&P 500 Index, the Russell 2000 Index, the S&P Chemicals Index and the S&P Chemicals (Specialty) Index. The total cumulative return on investment, as shown in the graph, is the change in the period-end stock price (plus reinvested dividends) for each of the periods for the Company and each of those Indexes for each of the years that began July 1, 1995 and ended June 30, 2000. The total shareholder return assumes $100 invested at the beginning of the period in the Company's common stock, the S&P 500, the Russell 2000 Index; the S&P Chemicals Index and the S&P Chemicals (Specialty) Index.



                     COMPARISON OF CUMULATIVE TOTAL RETURN


                              [PERFORMANCE GRAPH]

              --------------------------------------------------------------------------------
                                     6/30/95   6/30/96   6/30/97   6/30/98   6/30/99   6/30/00
              --------------------------------------------------------------------------------
               Pacer Technology      100.00    123.53    114.70    132.35    105.88     82.35
               S&P 500               100.00    126.00    169.73    220.92    271.19    290.85
               Russell 2000          100.00    123.89    144.12    167.90    170.42    175.62
               S&P Chemicals         100.00    124.71    177.75    204.75    209.75    152.69
               S&P Chemicals
                (Specialty)          100.00    112.63    121.21    121.57    151.58    108.96
              --------------------------------------------------------------------------------

Source: Research Data Group, Inc.


     The above graph compares the performance of the Company with (i) two broad-based market indexes, the S&P 500 Composite Index and the Russell 2000 Index; and (ii) two market indexes each comprised of publicly traded companies engaged in businesses similar to that of the Company: the S&P Chemicals Index and the S&P Chemicals (Specialty) Index. It is the Company's intention, in future years, to substitute the Russell 2000 Index for the S&P 500 Composite Index and the S&P Chemicals (Specialty) Index for the S&P Chemicals Index because the capitalization of the Company is not at all comparable to the capitalization of most of the companies in the S&P 500 Composite Index and the companies in the S&P Chemical Index include many manufacturers the business of which differ markedly from that of the Company's. By contrast, the Russell 2000 Index includes primarily so-called "small cap" companies the capitalization of many of which is more comparable to that of the Company's capitalization. And, the S&P Chemicals (Specialty) Index includes companies that, like the Company, manufacture products that utilize specialized chemicals and does not include the many larger companies found in the S&P Chemicals Index that manufacture more diverse chemical-based products.

                                 PROPOSAL NO. 2

                              REVERSE STOCK SPLIT

INTRODUCTION AND BOARD RECOMMENDATION


     The Board of Directors has determined that it would be advisable to obtain the approval of the shareholders for a reverse stock split of the Company's outstanding shares that would reduce the number of outstanding shares in order to increase the trading price of Pacer's shares on the NASDAQ SmallCap Stock Market. This action was taken by the Board because the trading prices of Pacer's shares has recently declined below $1.00, and a failure to increase the trading price above $1.00 will result in the delisting of Pacer's shares from the NASDAQ SmallCap Market; a result that would harm Pacer's shareholders by reducing the marketability and the liquidity of their shares. If a reverse stock split were to be implemented the number of Pacer shares owned by each shareholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that percentage of the outstanding shares owned by each shareholder would remain unchanged.


     By obtaining shareholder approval of a reverse stock split at the Annual Meeting, the Board will be able to determine the most appropriate time to effectuate the reverse stock split, based on such factors as prevailing market conditions, prevailing trading prices of Pacer's shares and the amount of time NASDAQ is prepared to give Pacer to achieve compliance with the trading price requirements of its listing regulations. The Board also believes that, because it is not possible to predict market conditions at the time the reverse stock split is to be effectuated, it would be in the best interests of Pacer's shareholders if the Board were to be able to determine, within specified limits, approved in advance by the shareholders, the appropriate reverse stock split ratio.


     Accordingly, the Board is asking that shareholders approve three alternative reverse stock splits: a 1-for-3 reverse stock split, a 1-for-4 reverse stock split and a 1-for-5 reverse stock split, with the Board of Directors authorized to determine which one of those reverse stock splits to implement, based on market and other relevant conditions at time the Board decides that the reverse stock split needs to be implemented. A vote in favor of Proposal No. 2 (the "Reverse Stock Split Proposal") will be a vote for approval of each of those reverse split ratios and for the granting of authority to the Board to effectuate one of those three reverse stock splits as it deems advisable at the time the reverse stock split is to be effectuated.


     Under applicable California law, the Board of Directors also will have the discretion to abandon the Reverse Stock Split, if the trading price of Pacer's shares increases above NASDAQ's minimum trading price requirements prior to its implementation or market or other conditions make implementation of the Reverse Stock Split inadvisable

     The vote required for approval of the Reverse Stock Split Proposal is a majority of the outstanding shares of Common Stock of the Company.

     THE BOARD OF DIRECTORS HAS DETERMINED THAT THE REVERSE STOCK SPLIT PROPOSAL IS ADVISABLE AND IN THE BEST INTERESTS OF THE SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

REASONS FOR THE REVERSE STOCK SPLIT

     The primary purpose of the Reverse Stock Split is to combine Pacer's outstanding shares into a smaller number of shares so that Pacer's shares will trade at a significantly higher price per share than its recent trading prices.


     During the period from April 1, 2000 to September 30, 2000, the closing bid price of Pacer's shares on the Nasdaq SmallCap Market ranged from a high of $1.00 to a low of $0.766 per share and on October 19, 2000, the reported closing bid price was $0.8125 per share. We believe that such a low quoted market price per share is discouraging potential new investors and decreasing the liquidity of Pacer's Common Stock. Most importantly, pursuant to Nasdaq SmallCap Market listing requirements, the minimum bid price of Pacer's shares must be at least $1.00 per share for continued inclusion on the Nasdaq SmallCap Market. We believe, although we cannot assure, that the Reverse Stock Split will enable the Common Stock to trade above that $1.00 minimum bid price and enable Pacer's shares to continue to trade on the NASDAQ SmallCap Market.

     We believe that maintaining the listing of Pacer's Common Stock on the Nasdaq SmallCap Market is in the best interests of Pacer and its shareholders. Inclusion in the Nasdaq SmallCap Market increases liquidity and may minimize the spread between the "bid" and "asked" prices quoted by market makers. Further, the continued Nasdaq SmallCap Market listing may enhance the Company's access to capital and increase its flexibility in responding to anticipated capital requirements. We also believe that that prospective investors will view an investment in Pacer more favorably if our shares qualify for listing on the Nasdaq SmallCap Market.

     For the above reasons, we believe that having the ability to effectuate the Reverse Stock Split in order to be able to ensure compliance with the Nasdaq SmallCap Market listing requirements is in the best interests of Pacer and its shareholders. However, there can be no assurances that the Reverse Stock Split, if effected, will have the desired effects. We anticipate that, following the consummation of the Reverse Stock Split, Pacer's Common Stock will trade at a price per share that is significantly higher than current market prices. However, there can be no assurance that, following the Reverse Stock Split, the Common Stock will trade at three times (in the case of a 1-for-3 reverse split), four times (in the cash of a 1-for-4 reverse split) or five times (in the case of a 1-for-5 reverse split) the market price of Pacer's Common Stock immediately prior to the Reverse Stock Split.

     If the Reverse Stock Split Proposal is approved by the shareholders at the Annual Meeting, we expect to implement it only if it becomes necessary to ensure Pacer's continued compliance with the listing requirements of the Nasdaq SmallCap Market. Accordingly, notwithstanding approval of the Reverse Stock Split Proposal by the shareholders, the Board of Directors may elect to delay, or even abandon entirely the Reverse Stock Split.

IMPLEMENTATION AND EFFECTS OF THE REVERSE STOCK SPLIT

     If the shareholders approve the Reverse Stock Split Proposal and the Board of Directors determines it is necessary to effectuate a Reverse Stock Split, the Board would:

     - determine which of the three reverse stock splits specified above is advisable (1-for-3, 1-for-4, or 1-for-5), based on market and other relevant conditions and the trading prices of Pacer's shares at that time; and


     - direct management to file an Amendment of the Articles of Incorporation with the California Secretary of State (the "Reverse Split Amendment") that would specify that, on the filing of the Amendment, each of Pacer's outstanding shares would automatically be combined and converted into (i) one-third of a share, if the Board had determined to proceed with a 1-for-3 reverse stock split, or (ii) one-fourth of a share if it had determined to proceed with a 1-for-4 reverse stock split, or (iii) one-fifth of a share if it had determined to proceed with a 1-or-5 reverse stock split.


     As a result of the filing of that Amendment, each shareholder's shares would be automatically converted into (i) one-third ( 1/3), one-fourth ( 1/4) or one-fifth ( 1/5) of the number of shares that he or she had owned immediately prior to such filing, depending on whether the Board had determined to proceed with a 1-for-3, 1-for-4 or 1-for-five reverse stock split, respectively.

     We estimate that, following the Reverse Stock Split, Pacer would have approximately the same number of shareholders and, except for effect of the payment of cash for fractional shares as described below, the completion of the Reverse Stock Split would not affect any shareholder's proportionate equity interest in Pacer. Therefore, by way of example, a shareholder who owns a number of shares that, prior to the Reverse Stock Split, represented one-half of a percent of Pacer's outstanding shares, would continue to own one-half of a percent of its outstanding shares after the Reverse Stock Split.

     The Reverse Stock Split also will not affect the number of shares of Common Stock that the Board is authorized to issue by Pacer's Articles of Incorporation, which will remain unchanged at 50 million shares.

However, it will have the effect of increasing the number of shares available for future issuance, because of the reduction in the number of shares that will be outstanding after giving effect to the Reverse Stock Split.

     The following table sets forth the effects of the Reverse Stock Split on the authorized and outstanding number of Pacer's shares and the number of shares that will be available for issuance after the Reserves Stock Split:

                                                               AFTER REVERSE STOCK SPLIT
                                     PRIOR TO       -----------------------------------------------
                                   REVERSE STOCK       1-FOR-3          1-FOR-4          1-FOR-5
                                       SPLIT        REVERSE SPLIT    REVERSE SPLIT    REVERSE SPLIT
                                   -------------    -------------    -------------    -------------
Authorized Shares................   50,000,000       50,000,000       50,000,000       50,000,000
Outstanding Shares...............   16,515,025        5,505,008        4,128,756        3,303,005
                                    ----------       ----------       ----------       ----------
Shares Available for Issuance....   33,484,975       44,494,992       45,871,244       46,696,995


     Cash to be Paid for Fractional Shares. Whichever reverse stock split ratio is selected, implementation of a reverse stock split will result in some shareholders owning a fractional share of Common Stock. For example, if a 1-for-3 reverse stock split were to be implemented, the shares owned by a shareholder with 1,000 shares would be converted into 333.3 shares. To avoid such a result, shareholders that would otherwise be entitled to receive a fractional share of Common Stock as a consequence of the Reverse Stock Split will, instead, receive from the Company a cash payment in U.S. dollars equal the value of that fractional share, determined on the basis of the average bid prices of Pacer's Common Stock on the Nasdaq SmallCap Market for the five trading days immediately preceding the effective date of the reverse stock split (as adjusted for that Reverse Stock Split).



     If any shareholder owns, in total, fewer than three shares (in the case of the 1-for-3 reverse stock split), fewer than four shares (in the case of the 1-for-4 reverse stock split), or fewer than five shares (in the case of the 1-for-5 reverse stock split), that shareholder's shares would be converted into a fractional share of stock and, therefore, that shareholder would receive only cash in place of the fractional share as a result of the implementation of the Reverse Stock Split. See "Determination of Amount of Cash Payable for Fractional Shares" below. The interest of such shareholder in the Company would, therefore, be terminated, and such shareholder would have no right to share in the assets or future growth of the Company. Accordingly, each shareholder that owns five shares or more of Pacer Common Stock prior to the Reverse Stock Split will continue to own shares of Common Stock after the Reverse Stock Split and will continue to share in the assets and future growth of the Company as a shareholder. Therefore, any shareholder that owns less than five shares can assure his or her continued ownership of shares of stock of Pacer after the Reverse Split by purchasing a number of shares sufficient to increase the total number of shares that he or she owns to five or more.


     The Reverse Stock Split also will result in some shareholders owning "odd lots" of less than 100 shares of Common Stock as a result of the Reverse Stock Split. Brokerage commissions and other costs of transactions in odd lot shares may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

     Effect of Reverse Stock Split on Options. The number of shares subject to outstanding Pacer stock options also will automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. For example, assume that a 1-for-4 reverse stock split is implemented and that an optionee holds options to purchase 10,000 shares at an exercise price of $1.00 per share. On the effectiveness of the 1-for-4 reverse stock split, the number of shares subject to that option would be reduced to 2,500 shares and the exercise price would be proportionately increased to $4.00 per share.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     The combination of and reduction in the number of Pacer's outstanding shares as a result of the Reverse Stock Split will occur automatically on the date that the Reverse Stock Split Amendment is filed with the California Secretary of State (the "Effective Date"), without any action on the part of shareholders of the

Company and without regard to the date stock certificates representing the shares prior to the Reverse Stock Split are physically surrendered for new stock certificates.

     Exchange of Stock Certificates. As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of certificates for shares of Common Stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of Common Stock such shareholder is entitled to receive as a result of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each shareholder should surrender the certificates representing shares of Common Stock prior to the Reverse Stock Split, in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates representing the whole number of shares of Common Stock that he or she holds as a result of the Reverse Stock Split and any cash payable in lieu of a fractional share. SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.


     Effect of Failure to Exchange Stock Certificates. After the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date (an "old certificate") will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of Common Stock, and the right to receive from the Company the amount of cash for any fractional shares, into which the shares of Common Stock evidenced by such certificate have been converted by the Reverse Stock Split. The holder of any unexchanged old certificates will not be entitled to receive any dividends or other distributions payable by the Company after the Effective Date, until the old certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions, if any, will be paid without interest.



     Determination of Amount of Cash Payable for Fractional Shares. If the number of shares of Common Stock to which a holder is entitled as a result of the Reverse Stock Split would otherwise include a fraction, the Company will pay to that shareholder, in lieu of issuing fractional shares of stock, cash in an amount equal to the same fraction multiplied by the average closing price of Pacer's shares on the Nasdaq SmallCap Market for the five days immediately preceding the Effective Date (as adjusted for the Reverse Stock Split). For example, if the Board determined to implement a 1-for-4 Reverse Stock Split, the shares of a shareholder that owned 10,530 shares prior to the Reverse Stock Split would be converted into 2,632.5 shares as a result of the Reverse Stock Split. If the average of the pre-split closing bid prices of Pacer's shares for that five day period was $0.90 per share, that shareholder would receive, in exchange for his or her stock certificates evidencing those 10,530 shares, a stock certificate for 2,632 whole shares and a check in the amount of $1.80 for the 0.5 fractional share ($0.90 x 4 = $3.60 / 0.5 = $1.80).


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion describes certain material federal income tax considerations relating to the Reverse Stock Split that are generally applicable to the Company and its shareholders. This discussion is based upon the Internal Revenue Code of 1986 (the "Code"), existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date of this Proxy Statement. Any of these authorities could be repealed, overruled, or modified at any time, either prospectively or retroactively, and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. All shareholders should consult with their own tax advisors.



     This discussion does not address all of the federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of shareholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, tax-exempt entities and persons that do not hold Pacer's shares as a capital asset) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws or the tax consequences to holders of options or other rights to acquire Pacer shares.


     SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

     1. Tax Consequences to Pacer. Pacer should not recognize any gain or loss as a result of the Reverse Stock Split.


     2. Tax Consequences for Shareholders Generally. No gain or loss should be recognized by a shareholder who receives only Common Stock as a result of the Reverse Stock Split. A shareholder who receives cash in lieu of a fractional share of Common Stock will be treated as if the fractional share had been issued in the Reverse Stock Split and then redeemed by Pacer. A shareholder receiving cash in lieu of a fractional share that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the shareholder's basis in such fractional share of Common Stock. For this purpose, a shareholder's basis in such fractional share of Common Stock will be determined as if the shareholder actually received such fractional share.


     3. A Shareholder's Tax Basis in Shares Received upon the Reverse Stock Split. Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of Common Stock held by a shareholder following the Reverse Stock Split will equal the shareholder's aggregate basis in the shares of Common Stock held immediately prior to the Reverse Stock Split and generally will be allocated among the shares of Common Stock held following the Reverse Stock Split on a pro-rata basis. Shareholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the post-Reverse Stock Split shares that they will receive in exchange therefor.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the Common Stock present or represented at the Special Meeting is required to approve Proposal No. 2.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
                           VOTE "FOR" PROPOSAL NO. 2

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP, who were the Company's independent accountants for the fiscal year ended June 30, 2000, have been selected by the Board of Directors as the Company's independent accountants for the fiscal year ending June 30, 2001. A representative of Ernst & Young LLP will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS


     Any shareholder desiring to submit a proposal for action at the 2001 annual meeting of shareholders and presentation in the Company's proxy statement for that meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than June 23, 2001. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                 OTHER MATTERS

     Management is not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is brought before the Meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors

                                          W. T. Nightingale III,
                                          President and Chief Executive Officer


October 23, 2000



     The Annual Report to Shareholders of the Company for the fiscal year ended June 30, 2000 is being mailed concurrently with this Proxy Statement to all shareholders of record as of September 25, 2000. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.



     COPIES OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K (WITHOUT EXHIBITS) FOR THE FISCAL YEAR ENDED JUNE 30, 2000 WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, PACER TECHNOLOGY, 9420 SANTA ANITA AVENUE, RANCHO CUCAMONGA, CALIFORNIA 91730.

                                   APPENDIX A
                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                                PACER TECHNOLOGY

     W. T. Nightingale III, and Larry K. Reynolds hereby certify:


     1. They are the President and Secretary, respectively, of Pacer Technology, a California corporation (the "Corporation").


     2. Article IV of the Corporation's Articles of Incorporation is amended to read in its entirety as follows:


          This corporation is authorized to issue only one class of shares, and the total number of shares which it is authorized to issue is 50,000,000 shares. Upon the amendment of this Article to read as herein set forth, each outstanding share of Common Stock is combined and converted into [one-third] [one-fourth] [one-fifth] of a share of Common Stock; provided, however, that fractional shares of Common Stock will not be issued in connection with such combination, and each holder of a fractional share of Common Stock shall receive in lieu thereof a cash payment from the Corporation determined by multiplying such fractional share of Common Stock by [three] [four] [five] times the arithmetic mean average closing price per share of Common Stock on the Nasdaq SmallCap Market for the five trading days immediately preceding the effective date of such reclassification and conversion, as determined by the Board of Directors, such payment to be made upon such other terms and conditions as the officers of the Corporation, in their judgment, determine to be advisable and in the best interests of the Corporation.


     3. The foregoing amendment of the Corporation's Articles of Incorporation has been duly approved by the Board of Directors.


     4. The foregoing amendment of the Corporation's Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the Corporations Code. The total number of shares outstanding was 16,515,025. The percentage vote required was more than 50% and the number of shares voting in favor of the foregoing amendment of the Articles of Incorporation equaled or exceeded the vote required.


     Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set out in the foregoing certificate are true and correct of their own knowledge.


     Executed on                at Rancho Cucamonga, California


                                          --------------------------------------
                                          W. T. Nightingale, III, President

                                          --------------------------------------
                                          Larry K. Reynolds, Secretary

                                PACER TECHNOLOGY
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       ANNUAL MEETING OF THE SHAREHOLDERS
              Tuesday, November 21, 2000 at 9:00 a.m. Pacific Time
                     at the Hilton Hotel - Ontario Airport
                             700 North Haven Avenue
                           Ontario, California 91764


Pacer Technology                                                           PROXY
9420 Santa Anita Avenue
Rancho Cucamonga, CA 91730


The undersigned hereby revokes all previously granted proxies, and nominates, constitutes and appoints E. T. Gravette Jr., Larry K. Reynolds and W. T. Nightingale III, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of PACER TECHNOLOGY which the undersigned is entitled to represent and vote at the 2000 Annual Meeting of Shareholders of the Company, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as shown on the reverse side of this Proxy:


    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE,
       SIGN, DATE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME
                               PRIOR TO ITS USE.

       IMPORTANT - PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY



                      See reverse for voting instructions.

                                                               COMPANY #
                                                               CONTROL #

THERE ARE TWO WAYS TO VOTE YOUR PROXY: VIA THE INTERNET AND BY MAIL

VOTE BY INTERNET - http://www.eproxy.com/ptch/ - QUICK *** EASY *** IMMEDIATE

o Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12 noon (CT) on November 20, 2000.

o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PACER TECHNOLOGY, C/O SHAREOWNER SERVICES(SM), P.O. BOX 64873, ST. PAUL, MN 55164-0873.

          IF YOU VOTE BY INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD


                            \/ Please detach here \/

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
THE DIRECTORS RECOMMEND A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED BELOW AND FOR THE REVERSE STOCK SPLIT PROPOSAL

1.  ELECTION OF DIRECTORS

    Election of the following nominees directors for term of one year:

    01 Ellis T. Gravette Jr.       04 W. T. Nightingale III       [ ]   FOR ALL            [ ]  WITHHOLD
    02 Carl Hathaway               05 Larry K. Reynolds                 NOMINEES                AUTHORITY
    03 John D. Hockin, II                                             LISTED BELOW             TO VOTE FOR
                                                                       (EXCEPT AS             ALL NOMINEES
                                                                      MARKED TO THE           LISTED BELOW
                                                                     CONTRARY BELOW)


(INSTRUCTION: To withhold authority to vote for any nominee,      ----------------------------------------
print that nominee's number in the space provided to the right.)
                                                                  ----------------------------------------

2.  REVERSE STOCK SPLIT PROPOSAL

    Approval of an amendment of the Articles of Incorporation to effectuate one of the following alternative reverse stock splits of the outstanding shares, as determined by the Board of Directors: (i) a 1-for-3 reverse stock split;
    (ii) a 1-for-4 reverse stock split; or (iii) a 1-for-5 reverse stock split.

                 For [ ]             Against [ ]                 Abstain [ ]

3. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER ON THIS PROXY. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED ABOVE AND FOR APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO CUMULATE VOTES FOR ANY AND ALL OF THE NOMINEES FOR ELECTION OF DIRECTORS FOR WHICH AUTHORITY TO VOTE HAS NOT BEEN WITHHELD AND TO VOTE ON ALL OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

I plan to attend the Annual Meeting [ ] Address change? Mark Box [ ]
                                        Indicate changes below:

                                      Date ______________________________, 2000


                                      _________________________________________

                                      _________________________________________

                                      Signature(s)

                                      (Please sign your name exactly as it
                                      appears hereon. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full titles as such.)